Exhibit 99


                       INDEMNITY AGREEMENT


     This Agreement is made as of the      day of             .
198, by and between C.R. Bard, Inc., a New Jersey corporation (the
"Company"), and            ("Indemnitee"), with reference to the
following facts:

     WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available; and

     WHEREAS, the substantial increase in corporate litigation subjects directors and officers to expensive litigation risks at the same time that the availability of directors' and officers' liability insurance has been severely limited; and

     WHEREAS, it is now and has been the express policy of the Company to indemnify its directors and officers so as to provide them with the maximum protection permitted by law; and

     WHEREAS, Indemnitee has indicated that he does not regard the indemnification provisions available under the Company's Restated Certificate of Incorporation as adequate to protect him against the risks associated with his service to the Company, and may not be willing to continue in office without adequate protection.

NOW THEREFORE, the Company and Indemnitee do hereby agree as follows:

     1. Agreement to Serve. Indemnitee agrees to serve or continue to serve as a director or officer of the Company for so long as he is duly elected or appointed or until such time as he tenders his resignation in writing.

     2. Indemnification. The Company shall indemnify Indemnitee and his estate, heirs, legal representatives or assigns, against any amount which he becomes legally obligated to pay on account of any claim(s) made against him, individually or otherwise, for any error, misstatement or misleading statement, act or omission, or neglect or breach of duty committed, attempted or allegedly committed or attempted by Indemnitee, individually or otherwise, in the discharge of his duties to the Company and/or one of its Subsidiaries, in his capacity as a director or officer of the Company and/or one of its Subsidiaries, or any matter claimed against him solely by reason of his serving as such director or officer. The payments which the Company will be obligated to make hereunder shall include, but not be limited to, damages, judgments, penalties, fines, settlements and costs, including costs, charges


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and expenses incurred in the defense of legal actions, claims or proceedings and appeals therefrom, and the cost of appeal attachment or similar bonds; provided, however, that the Company shall not be obligated to pay judgments, fines or penalties imposed by law or otherwise which it is prohibited by applicable law from paying as indemnity.
     3.   Right of Indemnitee to Indemnification Upon Application;
          Procedure.
     (a) Any indemnification under Paragraph 2 shall be made no later than 45 days after receipt by the Company of the written request of Indemnitee, unless a determination is made within said 45-day period by (1) the Board of Directors by a majority vote of a quorum consisting of disinterested directors or (2) independent legal counsel in a written opinion (which counsel shall be appointed if such a quorum is not obtainable), that the Indemnitee has not met the relevant standards for indemnification set forth in Paragraph 2.
     (b) The right to indemnification or advances as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. The burden of proving that indemnification is not appropriate shall be on the Company. Neither the failure of the Company (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee's expenses reasonably incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Company.
     4. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
     5. Exclusions. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee:
     (a) for which payment is actually made to Indemnitee under a valid and collectible insurance policy, except with respect to any excess beyond the amount of payment under such insurance;

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                            IV - 418

     (b) for which Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement;

     (c) for the return by the Indemnitee of any remuneration paid in fact to him without the previous approval of the shareholders of the Company if it shall be determined by a judgment or other final adjudication that such remuneration is in violation of law of if such remuneration is to be repaid to the Company under a settlement agreement;

     (d) for an accounting of profits made from the purchase of sale by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amend-ments thereto or similar provisions of any federal, state or local statutory law or common law;

     (e) for which payment results from a judgment or final adjudication that Indemnitee's acts or omissions (i) where in breach of his duty of loyalty to the Company or its shareholders,
(ii) were not in good faith or involved a knowing violation of law or (iii) resulted in receipt by Indemnitee of an improper personal benefit.

     6. Settlements. The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Company nor Indemnitee will unreasonably withhold his, her, or its consent to any proposed settlement.

     7. Reimbursement. If, when and to the extent it is determined that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who agrees to reimburse the Company) for all such amounts theretofore paid; provided that any obligation to reimburse the Company shall be deferred until the conclusion of any legal proceedings brought by Indemnitee in a court of competent jurisdiction to determine whether such reimbursement is legally required.

     8. Saving Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated of any other applicable law.



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                            IV - 419
     9. Notice. Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Company shall be directed to C. R. Bard, Inc., 731 Central Avenue, Murray Hill, New Jersey 07974. Attention:
Secretary (or such other address as the Company shall designate in writing to Indemnitee); notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

     10. Effectiveness. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director or officer of the Company and/or one of its Subsidiaries and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that indemnitee was a director of officer of the Company.

     11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.

     12. Other Rights. Nothing herein shall be deemed to diminish or otherwise restrict Indemnitee's right to indemnification under any provision of the Restated Certificate of Incorporation or Bylaws of the Company, or under New Jersey law.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

                                   C. R. BARD, INC.


                                   By:



                                   INDEMNITEE





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